Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Post-Effective Amendment Number 42 to the Registration Statement (Form S-1 No. 2-95577) and related Ameriprise Certificates Prospectus and to the incorporation by reference therein of our report dated February 23, 2011, with respect to the financial statements and schedules of Ameriprise Certificate Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 20, 2012